Exhibit 10.7.1

EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “Agreement”), dated as of December 22, 2000, is between George Chamoun, an individual (“Employee”), and CKMP, Inc., a New York corporation (the “Company”).

R E C I T A L S :

WHEREAS, Employee is one of the Company’s principal stockholders, and owns 3,795,515 shares (the “Employee Shares”) of common stock, $.01 par value per share, of the Company (“Common Shares”) as of the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. The following terms, when capitalized, shall have the meanings set forth below:

“Board” shall mean the Board of Directors of the Company.

“Business” shall have the meaning provided in the Recitals to this Agreement.

“Cause” shall mean a reasonable and good faith determination by a majority of the Board that the Employee’s performance is inadequate.

“Confidential Information” shall mean information that, although not a Trade Secret, is not in the public domain and includes, but is not limited to, sales and marketing information, customer account records, training and operations materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, employees and affairs of the Company and any other similar information that is not a Trade Secret.

“Disability” shall mean physical or mental incapacity of Employee which prevents the performance of Employee’s obligations hereunder, and which continues for a consecutive period of 90 days or longer or an aggregate period of 120 days or longer during any consecutive twelve-month period.

“Material Transaction” shall mean any of the following: (a) a reorganization, merger or consolidation involving the Company or the sale of all or substantially all of the assets of the Company to another person or entity (unless, following any such reorganization, merger, consolidation or sale, all or substantially all of the shareholders of the Company immediately prior to such transaction own, directly or indirectly, more than 50% the combined voting power of the then-outstanding voting securities of the corporation resulting from such transaction (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction), and (b) the acquisition by a person or group of a majority of the outstanding voting capital stock of the Company.

“Noncompetition Period” shall mean the period of time consisting of the term of Employee’s employment with the Company and a period of two (2) years following the termination of Employee’s employment hereunder for any reason by the Company or by Employee.

“Services” shall have the meaning described in Section 5.

“Territory” shall mean the United States, Canada and in any other country where the Company has generated revenue.

“Trade Secret” shall mean (i) any scientific or technical information, program, software, design, process, procedure, formula, invention or improvement that is secret and of value and (ii) information that is secret and of value, including, but not limited to, technical or nontechnical data, formula patterns, compilations, programs, software, devices, methods, techniques, drawings, processes, financial data, and lists of actual or potential customers which the Company takes reasonable efforts to protect from disclosure.

2. Termination of Existing Agreement. The existing agreement relating to Employee’s employment with the Company, and all other agreements as to Employee’s employment, are hereby terminated in all respects and any and all existing or future obligations of the Company pursuant thereto, if any, are hereby terminated without having to be satisfied by the Company. The Company and Employee acknowledge that this Agreement supercedes in all respects any such existing agreement and all other agreements as to Employee’s employment with regard to the matters set forth therein.

3. Employment At Will. Upon execution of this Agreement, Employee shall be employed by the Company on an “at will” basis and Employee’s employment hereunder by the Company shall continue for such time as the Company is in need of, or desirous of, the Services. It is expressly understood and agreed between the Company and Employee, subject in all events to Employee’s right to terminate employment, that the duration of Employee’s employment are unspecified and rest in the sole discretion of the Company.

4. Compensation.

(a) The Company shall pay to Employee an annual salary of $125,000.00 (the “Base Salary”) for each calendar year or portion thereof (prorated for the number of days in a partial calendar year) while Employee performs the Services, such amount to be payable in accordance with the Company’s standard practices in the payment of salaries to its salaried executives. Such Base Salary shall be subject to an annual review conducted jointly by the Company and Employee on or about each anniversary of this Agreement.

(b) In addition to the Base Salary, during the term of this Agreement Employee shall be eligible to receive bonuses (each, a “Bonus”) at the discretion of the Compensation Committee of the Board pursuant to this Section 4(b), payable, if earned, pursuant to such bonus program, if any, of the Company as may be in effect from time to time for executives of the Company, pro-rated to the extent paid for a period of less than twelve months.

(c) All payments made to Employee pursuant to this Section 4 shall be subject to withholding on account of applicable federal, state and local taxes and other payroll taxes.

5. Duties. Employee shall be employed as a key executive officer of the Company with such title as determined by the Board of Directors of the Company and shall perform such duties as are consistent therewith, and shall have such other duties as the Board of Directors of the Company in its discretion designates, consistent with those of a senior executive (the “Services”). Employee shall devote his full business time and efforts to the business and interest of the Company. Employee shall diligently perform his obligations and discharge his duties under this Agreement. Employee shall adhere to all ethical practices and other reasonable rules and regulations established by the Company.

6. Noncompetition; Proprietary Information.

(a) During the Noncompetition Period, Employee shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with any person, firm, partnership, limited liability company, corporation, or unincorporated association of any kind, whether as principal, agent, shareholder, employee, or in any other capacity whatsoever:

(i) engage in any business in the Territory which competes with the business of the Company (the “Business”);

(ii) solicit or contact the Company’s customers or potential customers on behalf of, invest in, obtain any interest in, advise, lend money to, or guarantee the debts or obligations of any person, firm, partnership, limited liability company, corporation, or unincorporated association of any kind, which is engaged in the Territory in any business which competes with the Business;

(iii) solicit or accept business from any of the Company’s customers or potential customers, for the purposes of providing products or services in the Territory which are the same as or substantially similar to those provided by the Company in connection with its conduct of the Business; or

(iv) persuade or attempt to persuade any employee of the Company to terminate his or her service with the Company.

For purposes of this Agreement, “competes” with the Business means being actively engaged in a material manner or otherwise materially competing in the same or a similar line of business as the Company.

(b) During Employee’s employment with the Company and thereafter, Employee shall not use, reveal or divulge any Trade Secrets or Confidential Information relating to the Business. Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in this Section 6 with respect to information that:

(i) becomes generally available to the public other than as a result of disclosure by Employee or his agents or representatives;

(ii) becomes available to Employee on a non-confidential basis from a source other than the Company or its agents, provided that such source lawfully obtained such information and is not bound by a confidentiality obligation not to disclose such information; or

(iii) is required to be disclosed by law.

(c) Notwithstanding anything in this Agreement to the contrary, nothing shall prohibit (i) any investment or loan by Employee in or to any enterprise which amounts to less than 5% of the equity or debt, respectively, of such enterprise or (ii) service as a member of the board of any enterprise that does not compete with the Business. In the event Employee is a member, partner, shareholder or other owner of a venture capital or other investment fund (a “Fund”), the aforementioned 5% will be calculated on the basis of Employee’s percentage interest in the Fund multiplied by the Fund’s percentage ownership interest on a fully diluted basis in the competitive enterprise. For example, if Employee owned a 20% interest in the Fund, and the Fund owned a 20% interest on a fully diluted basis in a competitive business, then Employee’s ownership interest for purposes of this provision would equal 4%.

7. Assignment of Inventions; Return of Company Documents.

(a) Employee shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Employee’s right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time of Employee’s employment with the Company if the same was made on Company time or with Company assets or is within the scope of Employee’s employment or otherwise relate directly or indirectly to the Business (collectively referred to as “Inventions”). Employee also assigns to the Company, or its designee, all of Employee’s right, title and interest in and to any and all Inventions, which Employee solely or jointly conceived or developed or reduced to practice, or caused to be developed or reduced to practice, during Employee’s employment with the Company prior to the date of this Agreement. Employee further acknowledges that all original works of authorship which are made or were made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company prior to and after the date of this Agreement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any invention developed by

Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty shall be due to Employee as a result of the Company’s efforts to commercialize or market any such invention.

(b) Employee shall keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of his employment with the Company. Employee shall keep such records in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records shall be available to and remain the sole property of the Company at all times.

(c) Employee shall assist the Company, or its designee, at the Company’s expense, in every proper way reasonably necessary to secure the Company’s rights in the Inventions and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents or other intellectual property rights relating thereto. Employee further agrees that such obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers at the Company’s expense shall continue after the termination of this Agreement. If the Company is unable because of the mental or physical incapacity of Employee to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company pursuant to this Agreement, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

(d) Upon termination of Employee’s employment with the Company, Employee shall deliver to the Company (and shall not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns.

8. Remedies. Employee acknowledges and agrees that the Company would suffer irreparable harm from a breach by Employee of the restrictive covenants set forth in Section 6 or 7. Therefore, in the event of the actual or threatened breach by Employee under Section 6 or 7 the Company may, in addition and supplementary to any other rights and remedies existing in its favor (including, without limitation, its right to terminate Employee’s employment), apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violation of the provisions of Section 6 or 7. Employee agrees that the existence of any claim or cause of action by Employee against the Company, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of the provisions of Section 6 or 7.

9. Termination of Employment.

(a) Termination by Employee or by the Company for Specified Reasons. Subject to subsection (c) hereof, if Employee’s employment with the Company is terminated by Employee for any reason other than a termination contemplated by Section 9(c) hereof or by the Company because of Employee’s dishonesty, commission of a felony, willful violation of his fiduciary duties or, materially violation of the terms of this Agreement after having written notice thereof and remains uncured for a period of forty-five (45) days after such notice:

(i) The Company shall have the right (the “Buyback Right”) to purchase from Employee (or his estate) a number of Employee Shares equal to 1,897,757.5 (subject to adjustment for stock splits, dividends, combinations and reclassifications) minus the product of (A) the number of complete one-month periods between the date hereof and the date Employee’s employment with the Company is so terminated and (B) 79,073.3 (subject to adjustment for stock splits, dividends, combinations and reclassifications), at a purchase price per share of $0.30 (subject to adjustment for stock splits, dividends, combinations and reclassifications); and

(ii) The Company shall pay Employee (or his estate) his Base Salary (pursuant to Paragraph 4(a)) earned, pro rata, up to and including the date of any such termination.

(b) Other Termination by the Company. If Employee’s employment with the Company is terminated by the Company for a reason other than those specified in Section 9(a):

(i) The Employee Shares shall not be subject to the Buyback Right; and

(ii) The Company shall pay Employee (A) his compensation (including any bonus awarded but not yet paid) (pursuant to Paragraph 4(a)) earned up to and including the date of any such termination and (B) as severance, his Base Salary in effect at the time of such termination for six (6) months, payable periodically in the same amounts, at the same intervals and subject to the same withholdings as Base Salary prior to the date of termination.

(c) Termination by Reason of Death, Disability, Breach by the Company or a Material Transaction. Notwithstanding the provisions of subsection (a) or (b) hereof to the contrary, if (I) Employee’s employment with the Company is terminated by reason of Employee’s death or Disability, (II) Employee’s employment with the Company is terminated by Employee because of a material breach of this Agreement by the Company that remains uncured for a period of forty-five (45) days after notice of such breach by Employee to the Company, (III) a Material Transaction occurs and Employee’s employment with the Company is thereupon terminated (x) by Employee because he is not offered a position having duties, rights and responsibilities similar to those of Employee immediately prior to such Material Transaction or (y) by the Company in contemplation of such Material Transaction or (IV) Employee terminates this Agreement due to relocation to a location other than a principal office of the Company:

(i) The Employee Shares shall not be subject to the Buyback Right; and

(ii) The Company shall pay Employee his Base Salary (pursuant to Paragraph 4(a)) earned up to and including the date of any such termination (plus any bonus awarded but not yet paid) and, in the case of (II), (III) and (IV) above, severance pay as specified in Section 9(b)(ii).

10. Notice. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three (3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Employee:	At the address specified on the signature
page hereto or such other address as
appears on the Company’s records.

If to the Company:	CKMP, Inc.
465 Main Street, 8th Floor
Buffalo, NY 14203
Attention: Chief Executive Officer

11. Reformation; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid under applicable law, such provision shall be effective only to the extent of its enforceability or validity, without affecting the enforceability or validity of the remainder of this Agreement, and such court shall have jurisdiction to reform this Agreement to the maximum extent permitted by law. In the event that any such provision of this Agreement cannot be reformed, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

12. Binding Effect; Waiver. The terms and provisions of this Agreement shall be binding on and inure to the benefit of Employee, his heirs, executors, administrators, and other legal representatives and shall be binding on and inure to the benefit of the Company, its affiliates, successors or assigns. The failure of the Company at any time or from time to time to require performance of any of Employee’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent or prior breach.

13. Entire Agreement. This Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof.

14. Amendment. No amendment, modification, or waiver of any provision of this Agreement, or consent to any departure by Employee therefrom, shall be effective unless the same shall be in writing and signed by the parties hereto.

15. Assignment. This Agreement is for personal services to be performed by Employee and may not be assigned or transferred either the Company or by Employee.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:

CKMP, INC.

By:	/s/ Darren J. Ascore
Name: Darren J. Ascore
Title: VP

EMPLOYEE:

/s/ George Chamoun
George Chamoun
Address: